Exhibit 99.1

ACM Research Appoints Charlie Pappis to Board of Directors

FREMONT, Calif., March 18, 2025 (GlobeNewswire) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced packaging applications, today announced the appointment of Charlie Pappis to its Board of Directors, effective March 15, 2025. With the addition of Mr. Pappis, ACM’s Board of Directors now comprises five members, further strengthening its leadership and expertise as the company executes its long-term growth strategy.

“We are thrilled to welcome Mr. Pappis to our Board of Directors,” said Dr. David Wang, President and Chief Executive Officer of ACM. “His deep industry knowledge, proven leadership in scaling global operations, and commitment to customer-driven innovation align perfectly with ACM’s mission to become a key supplier of capital equipment to major global semiconductor companies. His insights will be invaluable as we increase our investments and business expansion in the U.S. to support our growth initiatives to new markets beyond mainland China.”

Charlie Pappis is a semiconductor industry veteran with more than 40 years of leadership experience in global operations, customer engagement, and business growth. He currently serves as President of Pappis Consulting, advising semiconductor equipment and supply chain companies. Previously, he spent more than 30 years at a major global U.S.-based semiconductor equipment company, where he held key executive level leadership roles. Mr. Pappis holds a Bachelor of Science in Materials Science from Worcester Polytechnic Institute and an Executive MBA from Stanford University.

About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment spanning cleaning, electroplating, stress-free polishing, vertical furnace processes, track, PECVD, and wafer- and panel-level packaging tools, enabling advanced and semi-critical semiconductor device manufacturing. ACM is committed to delivering customized, high-performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.  For more information, visit www.acmr.com.

© ACM Research, Inc. The ACM Research logo is a trademark of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to such trademark.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Steven C. Pelayo, CFA
+1 (360) 808-5154
steven@blueshirtgroup.co

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
gary@blueshirtgroup.co